Exhibit 99.1

Collegium Announces CEO Succession

Joseph Ciaffoni Promoted to CEO and Appointed to Board

Michael Heffernan Continues to serve as Chairman of the Board

CANTON, Mass., June 4, 2018 (GLOBE NEWSWIRE) — Collegium Pharmaceutical, Inc. (NASDAQ: COLL) today announced that Joseph Ciaffoni, Executive Vice President and Chief Operating Officer at Collegium will be promoted to Chief Executive Officer and join the board of directors effective July 1, 2018. Mr. Ciaffoni will succeed Michael T. Heffernan as Chief Executive Officer. Mr. Heffernan, who founded Collegium in 2003, will step down as CEO on June 30, 2018. Mr. Heffernan will continue to serve as Chairman of the Board, and in that capacity, will continue to advise on Collegium’s strategic initiatives following the succession.

Mr. Ciaffoni said, “I consider it a privilege to lead Collegium in this next phase of growth.  Under Mike’s leadership, the promise of excellent science has materialized into an important innovation in the treatment of patients suffering from pain. I am excited as I look ahead to Collegium’s future. The team that we’ve built at Collegium is talented, passionate and unwavering. Together we will continue to grow and work to fulfill our mission of becoming the leader in responsible pain management.”

Mr. Heffernan said, “It has been an exciting and fulfilling journey as Collegium has evolved from a start-up into the dynamic and innovative organization it is today.  With the commercial momentum of Xtampza ER, the integration of the Nucynta franchise into the Collegium portfolio, and the expansion of Collegium’s leadership team, I am confident in Collegium’s ability to fulfill its mission.  I look forward to continuing my involvement with the Company and working with Joe and the leadership team in my role as Chairman of the Board.”

Gino Santini, lead independent director of the Collegium board of directors, said, “Joe is a proven leader and has been instrumental in guiding the commercial execution of Collegium’s growing portfolio. As the Board recognized in recruiting Joe last year, he has a wealth of experience in commercializing products and leading growing organizations. He has had the opportunity to work alongside Mike to share in the vision and future direction of the company. The Collegium Board firmly believes that Joe is the right person to lead the organization at this exciting time in its evolution.”

Mr. Santini added, “The Board would like to thank Mike for his extraordinary leadership — from founding Collegium on great science and vision, to building an effective and passionate organization that is dedicated to having a positive impact on patients suffering from pain, and finally to positioning Collegium to evolve as a leader in pain management. We look forward to Mike’s continued contribution and wish him the very best in his future endeavors.”

Mr. Ciaffoni joined Collegium in May 2017 as Executive Vice President and Chief Operating Officer, where he led the commercial organization in accelerating the growth of Xtampza ER and integrating the Nucynta franchise. Prior to joining Collegium in 2017, Mr. Ciaffoni served in several senior management positions, including as President, U.S. Branded Pharmaceuticals at Endo International plc. and Senior Vice President, Global Specialty Medicines Group for Biogen. At Biogen, Mr. Ciaffoni led the development and execution of all aspects of global strategy across the value chain for marketed and pipeline products. Mr. Ciaffoni started his employment with Biogen in 2012 and during his tenure held senior roles including Senior Vice President, U.S. Commercial and Vice President, U.S. Neurology Field Operations and Marketing. Prior to joining Biogen, Mr. Ciaffoni was Executive Vice President and Chief Operating Officer of Shionogi Inc. and President of Shionogi Pharmaceuticals. Previously, he held commercial leadership roles at Schering-Plough (now Merck), Sanofi-Synthelabo (now Sanofi) and Novartis. Mr. Ciaffoni holds a B.A. in Communications and an M.B.A. from Rutgers.

About Collegium Pharmaceutical, Inc.

Collegium is a specialty pharmaceutical company focused on becoming the leader in responsible pain management by developing and commercializing innovative, differentiated products for patients suffering from pain and the communities in which they live.

Contact:

Alex Dasalla

adasalla@collegiumpharma.com